EARNINGS PER SHARE

     Diluted earnings per share have been calculated using the treasury stock method to account for the 771,475 employee stock options outstanding at December 31, 2003. The discount rates have been estimated at the respective dates of grants as the interest rate the company would pay to borrow the corresponding amount over the corresponding period. See also Note 26 "Generally Accepted Accounting Principles in the United States (U.S. GAAP) - Diluted Earnings Per Share" of Notes to Financial Statements.

Swedish GAAP

     To calculate diluted earnings per share according to Swedish GAAP, assumed proceeds from exercise of stock options are discounted to present value. The following table presents the calculation of the total diluted No. of shares.

Source of shares                          No. of shares

Ordinary shares outstanding                   9,750,000
Option plan 2000/2010                            22,279
Option plan 2001/2006                                 -
Option plan 2001/2011                                 -
Option plan 2002/2007                                 -
Option plan 2003/2008                            14,238
Total diluted No. of shares, before rounding  9,786,517
Total diluted No. of shares, thousands            9,787

     Net income during 2003 was SEK 44,349 thousand according to Swedish GAAP. Thus, diluted earnings per share were SEK 4.53 according to Swedish GAAP.

U.S. GAAP

     Diluted earnings per share according to U.S. GAAP have been calculated according to SFAS No. 128 "Earnings per Share." Under U.S. GAAP, the assumed proceeds from exercise of options are not discounted to present value. The following table presents the calculation of the total diluted No. of shares.

Source of shares                          No. of shares

Ordinary shares outstanding                   9,750,000
Option plan 2000/2010                                 -
Option plan 2001/2006                                 -
Option plan 2001/2011                                 -
Option plan 2002/2007                                 -
Option plan 2003/2008                                 -
Total diluted No. of shares, before rounding  9,750,000
Total diluted No. of shares, thousands            9,750

     The net loss during 2003 according to U.S. GAAP was SEK 13,877 thousand. Thus, the diluted net loss per share was SEK 1.42 according to U.S. GAAP.